Exhibit 99.1

NEWS RELEASE

Media Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Deere announces changes to senior management team

MOLINE, Illinois (June 1, 2012) – As a result of the anticipated retirements of two executives, Deere & Company today announced changes to its senior management team to enhance the company’s ability to execute its business strategy and develop and broaden leadership talent.

“Deere is a company well known for leadership development,” said Samuel R. Allen, chairman and chief executive officer. “As we continue to pursue our global aspirations, I am confident these leadership changes will ensure continued management effectiveness and improved organizational alignment as we work towards our 2018 growth targets.”

Allen said David C. Everitt, president of the agriculture and turf division, and James R. Jenkins, senior vice president and general counsel have graciously agreed to communicate their retirement plans early so that Deere may begin a transition of their key roles in the organization. Allen said the following senior management assignments are made in response to these planned retirements and are effective September 1:

•            James M. Field is appointed President, Agriculture & Turf Division – Americas, Australia and the Global Harvesting and Turf Platforms.

•            Rajesh Kalathur is appointed Senior Vice President and Chief Financial Officer. He will replace Field, who currently serves in that position.

•            Mark von Pentz continues as President, Agriculture & Turf Division with his responsibilities now including Europe, Asia, Africa and the Global Tractor Platform.

•            Max A. Guinn is appointed to Senior Vice President, Human Resources, Communications, Public Affairs, and Labor Relations – a new senior executive position.

•            John C. May is appointed President Agricultural Solutions & Chief Information Officer – a new senior executive position.

•            Effective January 1, 2013, Mary K. W. Jones is appointed Senior Vice President and General Counsel, succeeding James R. Jenkins.